NEWS
For Immediate Release	The Inventor of MR Scanning™
Contact: Daniel Culver	An ISO 9001 Company
Director of Communications	Melville, New York 11747
E-mail: investor@fonar.com	Phone: (631) 694-2929
www.fonar.com	Fax: (631) 390-1772

FONAR ANNOUNCES FISCAL 2022 FINANCIAL RESULTS

*	On August 3, 2022, FONAR founder and The Father of MRI, Raymond V. Damadian, died at 86. Dr. Damadian was the Chairman of the Board at the time of his passing. Since 2016 Dr. Damadian’s son, Timothy Raymond Damadian, has been the president and CEO of FONAR. Timothy will also take over as Chairman of the Board.
*	On September 13, 2022, the Company adopted a stock repurchase plan of up to $9 million.
*	Total MRI scan volume at the HMCA-managed sites increased 5% to 186,448 scans for the fiscal year ending June 30, 2022 as compared to the prior year.
*	Cash and cash equivalents increased 10% to $48.7 million at June 30, 2022 versus the previous fiscal year.
*	Total Revenues-Net increased by 9% to $97.6 million for the fiscal year ended June 30, 2022 versus the previous fiscal year.
*	Income from Operations increased 29% to $22.0 million for the fiscal year ended June 30, 2022 versus the previous fiscal year.
*	Net Income increased 26% to $17.2 million for the fiscal year ended June 30, 2022 versus the previous fiscal year.
*	Diluted Net Income per Common Share increased 21% to $1.75 for the fiscal year ended June 30, 2022 versus the previous fiscal year.
*	Working Capital increased by 15% to $102.1 million during fiscal 2022.
*	Book Value Per Share increased by 7% to $21.89 per share.
*	Two HMCA-managed MRI scanners were added in fiscal 2022, bringing the total number to 41. HMCA plans on adding two more in fiscal 2023.

MELVILLE, NEW YORK, September 27, 2022 - FONAR Corporation (NASDAQ-FONR), The Inventor of MR Scanning™, reported today its fiscal 2022 results. FONAR’s primary source of income is attributable to its wholly-owned diagnostic imaging management subsidiary, Health Management Company of America (HMCA). In 2009, HMCA managed 9 MRI scanners. Currently, HMCA manages 41 MRI scanners in New York and in Florida.

Financial Results

Total revenues - Net increased by 9% to $97.6 million for the fiscal year ended June 30, 2022, as compared to $89.9 million for the fiscal year ended June 30, 2021.

Total Costs and Expenses for the fiscal year ended June 30, 2022 increased by 4% to $75.6 million, as compared to $72.8 million for the fiscal year ended June 30, 2021.

Revenues from the management of the diagnostic imaging center segment, consisting of patient fee revenue net of contractual allowances and discounts, and management and other fees of related and non-related medical practices, increased to $89.4 million for the fiscal year ended June 30, 2022, as compared to $80.9 million for the fiscal year ended June 30, 2021.

Revenues from product sales and upgrades and service and repair fees for related and non-related medical parties, for the fiscal year ended June 30, 2022 was $8.2 million, as compared to $9.0 million for the fiscal year ended June 30, 2021.

Research and Development expenses decreased 9% to $1.5 million for the fiscal year ended June 30, 2022, as compared to $1.6 million for the fiscal year ended June 30, 2021. The reasons for the decrease in R&D include supply-chain-related delivery delays due to the COVID-19 pandemic.

Selling, general and administrative (S,G&A) expenses decreased 5% to $23.5 million for the fiscal year ended June 30, 2022, as compared to $24.7 million for the fiscal year ended June 30, 2021. This decrease was due to service contracts, management fees and other receivables impacted by the COVID-19 pandemic in the prior fiscal year.

Income from Operations increased 29% to $22.0 million for the fiscal year ended June 30, 2022, as compared to $17.1 million for the fiscal year ended June 30, 2021.

Net Income increased 26 % to $17.2 million for the fiscal year ended June 30, 2022, as compared to $13.7 million for the fiscal year ended June 30, 2021.

Diluted Net Income per Common Share available to common shareholders increased 21% to $1.75, for the fiscal year ended June 30, 2022, as compared to $1.45 for the fiscal year ended June 30, 2021.

The weighted average diluted shares outstanding for the fiscal year ended June 30, 2022 increased 1% to 6.7 million versus 6.6 million for the fiscal year ended June 30, 2021.

Balance Sheet Items

Total Cash and Cash Equivalents and Short Term Investments at June 30, 2022 increased 10% to $48.8 million as compared to the $44.5 million at June 30, 2021.

Total Assets at June 30, 2022 were $199.3 million as compared to $189.5 million at June 30, 2021.

Total Liabilities at June 30, 2022 were $53.1 million as compared to $54.1 million at June 30, 2021.

Total Current Assets at June 30, 2022 were $118.7 million as compared to $108.6 million at June 30, 2021.

Total Current Liabilities at June 30, 2022 were $16.7 million as compared to $20.0 million at June 30, 2021.

The Current Ratio is 7.2 at June 30, 2022.

FONAR Stockholders’ Equity was $150.3 million at June 30, 2022, as compared to $138.4 million at June 30, 2021.

Working Capital increased 15% to $102.1 million at June 30, 2022, as compared to $88.5 million at June 30, 2021.

The ratio of Total Assets / Total Liabilities increased 7% to 3.8 at June 30, 2022 as compared to 3.5 at June 30, 2021.

Net Book Value per Common Share (Total Stockholders Equity divided by Common Shares Outstanding) increased 7% to $21.89 at June 30, 2022 as compared to $20.41 at June 30, 2021, one year ago.

Cash Flow Item

Operating Cash Flow was $15.3 million for the fiscal year ended June 30, 2022 as compared to $19.1 million for the fiscal year ended June 30, 2021.

Management Discussion

Timothy Damadian, president and CEO of FONAR, said: “As this is my first statement in a press release since the recent passing of my beloved father, Dr. Raymond V. Damadian, I will take this opportunity to honor him. Dr. Damadian made medical history in 1971 with the scientific discovery that created the MRI industry. Every MRI picture ever made hinges on that discovery. He built the world’s first MRI scanner in 1977, created the world’s first MRI company in 1978 (which would later be named FONAR Corporation), and produced and sold the world’s first commercial MRI in 1980. It was a struggle for the company from its inception, as it had to compete with powerful, well-heeled corporate giants, including Johnson & Johnson, General Electric, Hitachi and Siemens. It truly was a David versus Goliath battle. Yet through technological innovations, extraordinary perseverance, the help of devoted family members, friends and employees, and God’s blessing and support, Dr. Damadian was able to keep FONAR afloat. The company had its ups and downs for many years, eventually achieving consistent profitability.”

“Based on Dr. Damadian’s fundamental discovery, the ever-expanding diagnostic capabilities of MRI technology have enabled medical practitioners the world over to dramatically improve the quality of healthcare and, in fact, save countless numbers of lives. To this day, over 40 years since FONAR introduced the first commercial MRI scanner, MRI remains a premiere diagnostic imaging tool, and the term “MRI” is now a household word. Today, we at FONAR and HMCA gratefully enjoy the fruits of my father’s genius, tenacity, and tireless devotion and are committed to honor him with continuing success.”

“Regarding the results of fiscal 2022,” Mr. Damadian said, “I am pleased that MRI scan volume at HMCA-managed MRI centers in fiscal 2022 marked our full return to pre-COVID-19 levels. Scan volume in pre-COVID fiscal 2019 was 184,028. Scan volume in fiscal 2022 was 186,448. While a three-year recovery period may at first glance seem like a long time, it is actually something we at HMCA are proud of.

“The pandemic took its greatest toll on our business in fiscal 2020. As the result of decreased patient volume, employee sicknesses, quarantine restrictions, reduced business hours, staffing shortages, etc., scan volume fell by 9% compared to the previous year, from 184,028 to 166,698 scans. Since then we have recovered steadily: Scan volume increased by 7% in fiscal 2021 (from 166,698 to 178,364) and then by 5% in Fiscal 2022 (from 178,364 to 186,448).”

“It’s noteworthy that our recovery has been achieved in spite of COVID-19’s continuing negative effect on our business. While the rate of infections from COVID-19 and its variants has been decreasing, some of our centers continue to face an unrelenting shortage of qualified workers, which has prevented them from returning to their regular pre-COVID-19 business hours and, consequently, scan volumes.”

“However, since fiscal 2020 we added some new centers and installed “second MRIs” at some of our existing high-volume MRI centers. Most recently, in fiscal 2022, we installed “additional MRIs” in Pembroke Pines, Florida, and Manhattan, New York. These new centers and the addition of “second MRIs” have helped to offset the volume losses at our short-staffed sites. Looking ahead, by the end of this calendar year we expect to have added two more centers, one in the Bronx, New York and then one in Central Florida.”

“I am grateful to our management team and all the HMCA employees who have kept us on the road to recovery and for consistently doing their very best to cope with the ongoing negative impact of the pandemic. Although we can’t predict what the economy, the labor force, and the continuing effects of COVID-19 or its variants will look like in fiscal 2023, I am confident, judging from our history, that we will do what needs to be done to keep the company profitable.”

Significant Events

On September 13, 2022, the Company adopted a stock repurchase plan. The plan has no expiration date and cannot determine the number of shares which will be repurchased. On September 26, 2022, the Board of Directors approved up to $9 million to be repurchased under the plan which will be purchased on the publicly traded open market at prevailing prices.

With the passing of Raymond Vahan Damadian, M.D., FONAR employees, customers, shareholders and their families, and the world at large have lost a brilliant and caring physician and inventor. He started the MRI industry with the founding of Fonar Corporation in 1978, the first Company to install the first of thousands of MRI scanners in America and the world.

In 1960 Dr. Damadian chose to pursue research after graduating from Albert Einstein College of Medicine. His interests were in cellular biology. That pursuit led him to become familiar with Nuclear Magnetic Resonance (NMR), a technology that analyzed samples in a test tube. In 1969 he conceived the idea for MRI. It was during the following year, on June 18, 1970, that he performed the first experiments whereby he discovered the distinctly elongated, time-lapsed signal marking the differences between normal and cancerous tissue, as well as the differences among various normal organs themselves. It is these signal differences that make the MRI image. At the time, Dr. Damadian called this his ‘Eureka!’ moment. This discovery of the differences in T1 and T2 relaxation times, underpins tissue contrast in each and every MRI image ever produced and is the foundation of the MRI industry.

On March 19, 1971, Dr. Damadian published his discovery in the peer-reviewed journal ‘Science’. In 1987, the Institute for Scientific Information, Philadelphia, PA, whose specialty is citation indexing, recognized Dr. Damadian’s ‘Science’ Journal article as a ‘Citation Classic’ because of the frequency that it was referenced by other Scientist-Authors in the field.

On March 17, 1972, Dr. Damadian filed U.S. Patent 3,789,832 (Cancer Detection Patent) where he described the use of the T1 and T2 relaxations as a method for detecting cancer and providing the first method ever for accomplishing a scan of the live human body. It also provides the first method ever for a means of achieving the needed 3D spatial localization necessary to accomplish a body scan. It describes the method of using this localization to scan the live human body to detect cancer. The patented scanning method accomplishes the 3D spatial localization of a voxel-by-voxel acquisition by the combined shaping of the static and RF magnetic fields.

On July 3, 1977, Dr. Damadian and his two graduate students, Lawrence Minkoff, Ph.D. and Michael Goldsmith, Ph.D., made the world’s first MRI scan, that of Dr. Minkoff’s chest. They achieved it on the world’s first MRI scanner, they named Indomitable. This world’s first MRI scan accomplished Dr. Damadian’s 1969 dream of scanning the human body. He had successfully taken NMR from a test tube-size device to a human-size device.

Other highlights of FONAR Corporation, while Dr. Damadian was president and chairman of the board, include:

·	1978 – FIRST Company in the MRI industry, founded by Dr. Damadian and colleagues.
·	1980 – FIRST to install a commercial MRI. The MRI scanner was called the QED 80 and was installed in a Cleveland, Ohio radiology practice. The method of data acquisition was called Field Focused Nuclear Magnetic Resonance, or by its acronym FONAR.
·	1981 – FONAR joined Nasdaq under the symbol FONR. In the initial public offering, 1.5 million shares were issued and $6.3 million was raised, allowing FONAR to build hundreds of MRI scanners during the 1980s.
·	1982 – FIRST to introduce its patented iron-core technology, which is the basis for all Open MRI scanners.
·	1984 – FIRST to invent Oblique Imaging, providing medical technology the means to produce multiple images "at any angle," which was never before possible in medical imaging.
·	1985 – FIRST to invent the Multi-Angle Oblique (MAO) scanning protocol, an innovative, dramatic extension of FONAR's Oblique Imaging, which was patented.
·	1985 – FIRST FDA approval for a mobile MRI scanner.
·	1986 – FIRST interventional MRI (performed at UCLA on the FONAR Beta™ 3000 MRI scanner).
·	1995 – During FONAR’s successful patent infringement trial, General Electric acknowledged that there was no prior art to Dr. Damadian’s Cancer Detection Patent which was based on his discovery that was first reported in the 1971 Journal of ‘Science.’
·	1995 – FIRST four-post .35 Tesla electromagnet MRI approved for marketing by the FDA.
·	1995 – FIRST FDA-cleared, High-Field Open MRI (0.6 Tesla), the QUAD™ 12000.
·	1996 – FIRST to introduce the UPRIGHT® Multi-Position™ MRI (aka STAND-UP® MRI).
·	1997 – FONAR Corporation received $128.7 million for infringement of Dr. Damadian’s original patent and one other Magnetic Resonance Imaging patent.

Dr. Damadian’s invention of the Magnetic Resonance Imaging (MRI) scanner has earned him top awards including the United States National Medal of Technology from President Ronald Reagan (1988). He was inducted into the National Inventors Hall of Fame (1989) joining others such as Thomas Edison, Alexander Graham Bell and the Wright brothers. He received the Lemelson-MIT program Lifetime Achievement Award (2001) as the man who invented the MRI scanner. His first MRI machine “Indomitable” is part of the Smithsonian Institution collection (1987).

Dr. Damadian received the Benjamin Franklin Medal and Bower Award for Business Leadership (2004) for his contribution to the origination of MR scanning.

The Intellectual Property Owners Education Foundation presented Dr. Damadian with the 2007 National Inventor of the Year Award for his development of UPRIGHT® MRI technology.

He received the Excellence in Medicine award (2018) from the Chiari & Syringomyelia Foundation (CSF). Perhaps Professor Donlin Long, M.D., former Chairman of Neurosurgery, Johns Hopkins University, said it best: MRI is “The single most important diagnostic discovery in the history of all of medicine.” Professor Long made this statement on November 10, 2018, when Dr. Damadian was awarded the Excellence in Medicine Medal of Honor from the Chiari & Syringomyelia Foundation at Brooks’s in London, England. He was joined by Fraser Henderson, M.D., a neurosurgeon and member of the steering committee for the Chiari & Syringomyelia Foundation, who said, “Raymond Damadian revolutionized medicine with the discovery and development of MRI.”

During 2011, Dr. Damadian reported on a study utilizing FONAR’s UPRIGHT® MRI that showed eight patients with Multiple Sclerosis (MS) had degenerative changes in their cervical spines that impinged on the spinal canal and limited the pulsatile flow of the cerebrospinal fluid (CSF) lubricating the brain and spinal cord. His team was able to view this CSF flow in and out of the brain with the patients positioned both lying down and upright. It was increased resistance to the outflow of CSF, he suggested, that played a role in the development of MS in these patients.

This work became one of the catalysts for Dr. Damadian’s intense interest, during the later part of his life, in how the human body’s position influences CSF circulation between the brain and spinal canal. When the FONAR UPRIGHT® MRI was used to examine patients and visualize these differences, the results revealed a promising indication for future studies to investigate the CSF-posture correlation in brain waste clearance and aging, as well as in a range of different neurodegenerative ailments.

About FONAR

FONAR, the Inventor of MR Scanning™, located in Melville, NY, was incorporated in 1978, and is the first, oldest and most experienced MRI company in the industry. FONAR introduced the world’s first commercial MRI in 1980, and went public in 1981. FONAR’s signature product is the FONAR UPRIGHT® Multi-Position™ MRI (also known as the STAND-UP® MRI), the only whole-body MRI that performs Position™ Imaging (pMRI™) and scans patients in numerous weight-bearing positions, i.e. standing, sitting, in flexion and extension, as well as the conventional lie-down position. The FONAR UPRIGHT® MRI often detects patient problems that other MRI scanners cannot because they are lie-down, “weightless-only” scanners. The patient-friendly UPRIGHT® MRI has a near-zero patient claustrophobic rejection rate. As a FONAR customer states, “If the patient is claustrophobic in this scanner, they’ll be claustrophobic in my parking lot.” Approximately 85% of patients are scanned sitting while watching TV.

FONAR has new works-in-progress technology for visualizing and quantifying the cerebral hydraulics of the central nervous system, the flow of cerebrospinal fluid (CSF), which circulates throughout the brain and vertebral column at the rate of 32 quarts per day. This imaging and quantifying of the dynamics of this vital life-sustaining physiology of the body’s neurologic system has been made possible first by FONAR’s introduction of the MRI and now by this latest works-in-progress method for quantifying CSF in all the normal positions of the body, particularly in its upright flow against gravity. Patients with whiplash or other neck injuries are among those who will benefit from this new understanding.

FONAR’s primary source of income and growth is attributable to its wholly-owned diagnostic imaging management subsidiary, Health Management Company of America (HMCA) www.hmca.com.

FONAR’s substantial list of patents includes recent patents for its technology enabling full weight-bearing MRI imaging of all the gravity sensitive regions of the human anatomy, especially the brain, extremities and spine. It includes its newest technology for measuring the Upright cerebral hydraulics of the cerebrospinal fluid (CSF) of the central nervous system. FONAR’s UPRIGHT® Multi-Position™ MRI is the only scanner licensed under these patents.

UPRIGHT® and STAND-UP® are registered trademarks. The Inventor of MR Scanning™, CSP™,  Multi-Position™, UPRIGHT RADIOLOGY™, The Proof is in the Picture™, pMRI™,  CSF Videography™,  and Dynamic™ are trademarks of FONAR Corporation.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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Above, Dr. Damadian looking at an instrument called an oscilloscope while measuring T1 and T2 signals on an NMR test tube-size instrument. Picture: Fonar Corporation

Above, Dr. Damadian and his graduate students, Lawrence Minkoff, Ph.D. and Michael Goldsmith, Ph.D. with the world’s first MRI machine, they named ‘Indomitable.’ On July 3, 1977, they completed the world’s first MRI scan of the human body, that of Dr. Minkoff’s chest.

Picture: Fonar Corporation.

FONAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

ASSETS

	June 30,
	2022	2021
Current Assets:
Cash and cash equivalents	$48,722,977	$44,460,411
Short term investments	32,326	32,177
Accounts receivable – net of allowances for doubtful accounts of $204,597 and $442,270 at June 30, 2022 and 2021, respectively	4,335,956	4,525,435
Accounts receivable – related party	—	11,977
Medical receivables - net	20,108,989	17,900,489
Management and other fees receivable – net of allowances for doubtful accounts of $16,627,917 and $15,786,878 at June 30, 2022 and 2021, respectively	33,419,219	30,947,863
Management and other fees receivable – related party medical practices – net of allowances for doubtful accounts of $4,686,893 and $4,184,399 at June 30, 2022 and 2021, respectively	8,602,561	7,814,250
Inventories	2,359,821	1,663,419
Prepaid expenses and other current assets	1,104,325	1,227,463
Total Current Assets	118,686,174	108,583,484
Accounts receivable – long term	1,871,890	2,879,946
Deferred income tax asset	12,842,478	15,958,961
Property and equipment – net	22,281,791	21,850,139
Right-of-use-asset – operating leases	34,232,109	30,133,285
Right-of-use-asset – financing lease	928,109	1,126,990
Goodwill	4,269,277	4,269,277
Other intangible assets – net	3,703,885	4,037,599
Other assets	526,269	666,514
Total Assets	$199,341,982	$189,506,195

FONAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

LIABILITIES

	June 30,
	2022	2021
Current Liabilities:
Current portion of long-term debt and capital leases	$40,078	$173,206
Accounts payable	1,551,269	1,866,035
Other current liabilities	6,417,227	9,162,118
Operating lease liability – current portion	3,880,129	3,533,656
Financing lease liability – current portion	210,140	202,741
Unearned revenue on service contracts	4,288,766	4,365,825
Customer deposits	361,245	731,101

Contract liabilities	—	14,739
Total Current Liabilities	16,748,854	20,049,421
Long-Term Liabilities:
Unearned revenue on service contracts	1,857,257	2,800,522
Deferred income tax liability	215,726	238,316
Due to related party medical practices	92,663	92,663
Operating lease liability – net of current portion	33,090,990	28,975,132
Financing lease liability – net of current portion	838,291	1,048,431
Long-term debt and capital leases, less current portion	155,379	760,254
Other liabilities	106,541	171,331
Total Long-Term Liabilities	36,356,847	34,086,649
Total Liabilities	53,105,701	54,136,070

Commitments, Contingencies and Other Matters

FONAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

STOCKHOLDERS’ EQUITY

	June 30,
	2022	2021
Stockholders’ Equity:
Class A non-voting preferred stock $.0001 par value; 453,000 shares authorized at June 30, 2022 and 2021, 313,438 issued and outstanding at June 30, 2022 and 2021	$31	$31
Preferred stock $.001 par value; 567,000 shares authorized at June 30, 2022 and 2021, issued and outstanding – none	—	—
Common stock $.0001 par value; 8,500,000 shares authorized at June 30, 2022 and 2021, 6,565,853 issued at June 30, 2022 and 2021,6,554,210 outstanding at June 30, 2022 and 2021	657	657
Class B convertible common stock (10 votes per share) $.0001 par value; 227,000 shares authorized at June 30, 2022 and 2021, 146 issued and outstanding at June 30, 2022 and 2021	—	—
Class C common stock (25 votes per share) $.0001 par value; 567,000 shares authorized at June 30, 2022 and 2021, 382,513 issued and outstanding at June 30, 2022 and 2021	38	38
Paid-in capital in excess of par value	184,531,535	185,100,976
Accumulated deficit	(33,566,757)	(46,007,663)
Treasury stock, at cost – 11,643 shares of common stock at June 30, 2022 and 2021	(675,390)	(675,390)
Total Fonar Corporation’s Stockholders’ Equity	150,290,114	138,418,649
Noncontrolling interests	(4,053,833)	(3,048,524)
Total Stockholders’ Equity	146,236,281	135,370,125
Total Liabilities and Stockholders’ Equity	$199,341,982	$189,506,195

FONAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	For the Years Ended June 30,
	2022	2021
Revenues
Patient fee revenue, net of contractual allowances and discounts	$29,582,238	$23,307,389
Product sales – net	517,939	1,288,483
Service and repair fees – net	7,590,865	7,638,608
Service and repair fees – related parties – net	110,000	110,000
Management and other fees – net	48,226,787	46,609,449
Management and other fees – related party medical practices – net	11,564,316	10,975,836
Total Revenues – Net	97,592,145	89,929,765
Costs and Expenses
Costs related to product sales	416,814	1,032,676
Costs related to service and repair fees	2,991,069	2,740,625
Costs related to service and repair fees – related parties	43,344	39,466
Costs related to patient fee revenue	13,307,819	10,917,635
Costs related to management and other fees	27,251,268	25,384,557
Costs related to management and other fees – related party medical practices	6,567,887	6,341,168
Research and development	1,494,181	1,635,979
Selling, general and administrative, inclusive of compensatory element of stock issuances of $0 and $83,277 for the years ended June 30, 2022 and 2021 respectively	23,512,581	24,740,044
Total Costs and Expenses	75,584,963	72,832,150
Income from Operations	22,007,182	17,097,615
Other Income and (Expenses):
Interest expense	(346,552)	(248,665)
Investment income	247,158	311,931
Other income	861,087	504,450
Income before provision for income taxes and noncontrolling interests	22,768,875	17,665,331
Provision for Income Taxes	(5,534,487)	(3,991,520)
Net Income	$17,234,388	$13,673,811
Net Income – Noncontrolling Interests	(4,793,482)	(3,466,223)
Net Income – Attributable to FONAR	$12,440,906	$10,207,588

FONAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (Continued)

	For the Years Ended June 30,
	2022	2021
Net Income Available to Common Stockholders	$11,690,796	$9,592,134
Net Income Available to Class A Non-Voting Preferred Stockholders	$559,072	$458,710
Net Income Available to Class C Common Stockholders	$191,038	$156,744
Basic Net Income Per Common Share Available to Common Stockholders	$1.78	$1.47
Diluted Net Income Per Common Share Available to Common Stockholders	$1.75	$1.45
Basic and Diluted Income Per Share – Class C Common	$0.50	$0.41
Weighted Average Basic Shares Outstanding – Common Stockholders	6,554,209	6,505,283
Weighted Average Diluted Shares Outstanding – Common Stockholders	6,681,713	6,632,787
Weighted Average Basic and Diluted Shares Outstanding – Class C Common	382,513	382,513

FONAR CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the Years Ended June 30,
CASH FLOWS FROM OPERATING ACTIVITIES	2022	2021
Net Income	$17,234,388	$13,673,811
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,535,236	4,081,687
Provision for bad debts	1,343,533	5,585,989
Deferred income tax - net	3,093,893	2,855,006
Income tax receivable	—	671,185
Amortization on right-of-use assets	4,000,131	1,458,053
Compensatory element of stock issuances	—	83,277
Stock issued for costs and expenses	—	1,940,821
Abandoned patents	—	534
Gain on forgiveness of PPP loan	(700,764)	—
(Increase) decrease in operating assets, net:
Accounts, medical and management fee receivables	(5,602,188)	(12,110,859)
Notes receivable	43,334	46,944
Contract assets	—	152,833
Inventories	(696,402)	(14,649)
Prepaid expenses and other current assets	90,638	526,425
Other assets	129,411	(18,087)
Increase (decrease) in operating liabilities, net:
Accounts payable	(314,766)	(99,224)
Other current liabilities	(3,765,215)	1,382,497
Customer advances	(369,856)	(123,478)
Operating lease liabilities	(3,437,743)	(965,825)
Financing lease liabilities	(202,741)	(74,698)
Contract liabilities	(14,739)	14,739
Other liabilities	(64,790)	21,020
NET CASH PROVIDED BY OPERATING ACTIVITIES	15,301,360	19,088,001

FONAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Continued)

	For the Years Ended June 30,
	2022	2021
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(4,545,292)	(3,533,091)
Proceeds of Short term investment	(149)	(293)
Purchase of imaging center	—	(1,122,508)
Purchase of noncontrolling interests	(546,000)	—
Cost of patents	(87,882)	(163,705)
NET CASH USED IN INVESTING ACTIVITIES	(5,179,323)	(4,819,597)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of borrowings and capital lease obligations	(37,239)	(103,335)
Proceeds from debt	—	63,000
Distributions to noncontrolling interests	(5,822,232)	(6,570,000)
NET CASH USED IN FINANCING ACTIVITIES	(5,859,471)	(6,610,335)
NET INCREASE IN CASH AND CASH EQUIVALENTS	4,262,566	7,658,069

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR	44,460,411	36,802,342

CASH AND CASH EQUIVALENTS - END OF YEAR	$48,722,977	$44,460,411